AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 2007

REGISTRATION NO. 333-111153

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
REGISTRATION STATEMENT ON FORM SB-2
ON
REGISTRATION STATEMENT ON FORM S-3
UNDER
THE SECURITIES ACT OF 1933

FIRST METROPLEX CAPITAL, INC.

(Name of small business issuer in its charter)

TEXAS	6021	71-0919962
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16000 Dallas Parkway
Dallas, Texas 75248
(972) 720-9000
(Address and telephone number of principal executive offices and principal place of business)

PATRICK G. ADAMS
First Metroplex Capital, Inc.
16000 Dallas Parkway, Suite 125
Dallas, Texas 75248
(972) 720-9000
(Name, address and telephone number of agent for service)

Copies to:

PETER G. WEINSTOCK Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202-2799 (214) 468-3395 pweinstock@hunton.com	GEOFFREY S. KAY Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202-2799 (214) 468-3344 gkay@hunton.com

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This post-effective Amendment No. 2 to Form SB-2 on Form S-3 is being filed to update the information in our Registration Statement, File No. 333-111153. This post-effective Amendment No. 2 relates to 334,612 shares of common stock issuable upon the exercise of outstanding warrants that were issued to the initial shareholders of the registrant in connection with the registrant’s initial public offering, and 96,750 shares of common stock issuable upon the exercise of outstanding warrants that were issued to the organizers of the registrant in connection with the registrant’s initial public offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 11, 2007

Preliminary Prospectus

FIRST METROPLEX CAPITAL, INC.
A bank holding company for

T BANK, N.A.

431,362 SHARES OF COMMON STOCK

This prospectus relates to an aggregate of 431,362 shares of common stock, $0.01 par value per share, of First Metroplex Capital, Inc. that may be issued upon the exercise of outstanding warrants. 334,612 of the warrants entitle the holders thereof, upon exercise, to purchase one share of our common stock at a price of $12.50 per share, and 96,750 of the warrants entitle the holders thereof, upon exercise, to purchase one share of our common stock at a price of $10.00 per share.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “FMPX.OB.” On May 31, 2007, the last reported sale price of our common stock was $15.10.

An investment in our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

You may contact us at our principal executive offices located at 16000 Dallas Parkway, Suite 125, Dallas, Texas 75248 or by phone at (972) 720-9000.

	Public Offering Price		Underwriting Discount and Commission	Proceeds, Before Expenses, to Us
Per share - organizer warrants	$10.00		0	$967,500

Per share - shareholder warrants	$12.50		0	$4,182,650

Total(1)	$5,162,650	(2)	0	$5,150,150	(2)

(1) These amounts assume that all of our outstanding warrants are exercised.

(2) Based on 334,612 warrants at a per share exercise price of $12.50 and 96,750 warrants at a per share exercise price of $10.00.

Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal.

The common stock offered by this prospectus has not been approved or disapproved, and the completeness and accuracy of the disclosures in this prospectus have not been passed upon by, the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other regulatory body. Any representation to the contrary is a criminal offense.

The date of this prospectus is June __, 2007.

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS	2

WHERE YOU CAN FIND MORE INFORMATION	2

INCORPORATION BY REFERENCE	3

CAUTION REGARDING FORWARD-LOOKING STATEMENTS	3

ABOUT THE COMPANY	5

RISK FACTORS	6

USE OF PROCEEDS	10

DETERMINATION OF OFFERING PRICE	10

DIVIDEND POLICY	11

PLAN OF DISTRIBUTION	11

INDEMNIFICATION	11

LEGAL MATTERS	11

EXPERTS	11

i

  ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and in an applicable prospectus supplement, if any, or in any amendment to this prospectus. We have not authorized any other person to provide you with different information, and if anyone provides, or has provided, you with different or Inconsistent information, you should not rely on it. We will not make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the Securities and Exchange Commission, or SEC, and incorporated herein by reference is accurate only as of the date of the document containing the information.

In this prospectus, references to “the Company,” “we,” “us,” “our,” and “registrant” refer to First Metroplex Capital, Inc. and its subsidiary. This prospectus relates to an aggregate of 431,362 shares of common stock, $0.01 par value per share, of the Company that may be issued upon the exercise of outstanding warrants. 334,612 of the warrants entitle the holders thereof, upon exercise, to purchase one share of our common stock at a price of $12.50 per shares, and 96,750 of the warrants entitle the holders thereof, upon exercise, to purchase one share of our common stock at a price of $10.00 per share.

  WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and accordingly file annual, quarterly and current reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval database system, or EDGAR. Copies of this registration statement and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings, may be examined without charge via the EDGAR database. The internet address of the EDGAR database is http://www.sec.gov.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

Requests for such documents should be addressed in writing or by telephone to:

Patrick G. Adams
Chief Executive Officer
First Metroplex Capital, Inc.
16000 Dallas Parkway, Suite 125
Dallas, Texas 75248
(972) 720-9000

  INCORPORATION BY REFERENCE

We have filed the following documents with the SEC (SEC File No. 000-51297), which are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

(b) The Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007;

(c) The Company’s Current Report on Form 8-K filed April 18, 2007; and

(d) The description of the Common Stock set forth in its registration statement on Form 8-A filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed after the date hereof by the registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing until the information contained in such documents is superseded or updated by any subsequently filed document which is incorporated by reference herein.

  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus, and in the documents incorporated herein by reference, constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this document are based on information available to us on the dates noted, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results may differ materially from those in such forward-looking statements due to fluctuations in interest rates, inflation, government regulations, economic conditions, customer disintermediation and competitive product and pricing pressures in the geographic and business areas in which we conduct operations, including our plans, objectives, expectations and intentions and other factors discussed under the section entitled “Risk Factors,” beginning on page 6, which is incorporated herein by reference and includes the following:

•	we have limited operating history upon which to base an estimate of our future financial performance;

•	we have incurred substantial start-up expenses associated with our organization and our public offering and thus, have recently returned a profit;

•
if we are unable to implement our business plan and strategies, we will be hampered in our ability to develop business and serve our customers, which, in turn, could have an adverse effect on our financial performance;

•	we are subject to significant government regulation and legislation that increases the cost of doing business and inhibits our ability to compete;

•	if we fail to retain our key employees, growth and profitability could be adversely affected;

•	we face substantial competition in our primary market area;

•	we compete in an industry that continually experiences technological change, and we may not be able to compete effectively with other banking institutions with greater resources;

•	the Bank’s current legally mandated lending limits are lower than those of our competitors, which may impair our ability to attract borrowers;

•	an economic downturn, especially one affecting our primary service area, may have an adverse effect on our financial performance;

•
changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as other factors, will affect the demand for loans and the ability of the Bank to attract deposits;

•
changes in the general level of interest rates and other economic factors can affect the Bank’s interest income by affecting the spread between interest-earning assets and interest-bearing liabilities;

•	we have no current intentions of paying cash dividends;

•	we may not be able to raise additional capital on terms favorable to us; and

•	our directors and executive officers beneficially own a significant portion of our outstanding common stock.

These factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

  ABOUT THE COMPANY

First Metroplex Capital, Inc. was incorporated under the laws of the State of Texas on December 23, 2002 to serve as the bank holding company for T Bank, N.A., or the Bank, which opened on November 2, 2004. The Bank operates through a main office located at 16000 Dallas Parkway, Dallas, Texas, and another full-service banking office at 8100 North Dallas Parkway, Plano, Texas. We also have a loan production office located at 850 E State Highway 114, Suite 200, Southlake, Texas.

The Bank is a full-service commercial bank serving North Dallas, Addison, Plano, Frisco, northeast Tarrant County and the neighboring communities. The Bank offers a broad range of commercial and consumer banking services to small- to medium-sized businesses, independent single-family residential and commercial contractors and consumers. Lending services include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. The Bank offers a broad array of deposit services including demand deposits, regular savings accounts, money market accounts, certificates of deposit and individual retirement accounts. For the convenience of its customers, the Bank also offers credit and debit cards, automatic transfers, travelers’ checks, domestic and foreign wire transfers, cashier’s checks and personalized checks. These services are provided through a variety of delivery systems including automated teller machines, private banking, telephone banking and Internet banking. In addition, the Bank offers trust services.

  RISK FACTORS

You should carefully consider the following risk factors together with all the other information included in this prospectus in evaluating your investment in our common stock and any investment you decide to make in our common stock. We have a limited operating history, upon which to base an estimate of our future financial performance.

  We have a limited operating history, upon which to base an estimate of our future financial performance.

The Company was formed in December 2002 and most of our efforts have been devoted to organizing the Bank. Our current assets consist of cash and our ownership of the Bank, which has been operating since November 2, 2004. Our growth is primarily dependent upon the operation of the Bank. Consequently, we have only two years of operating or financial information for which to base an investment decision in the Company.

  We have only just returned a profit.

Our profitability will depend on the Bank’s profitability and, while we began operating at a profit in the middle of 2006, we can give no assurance that we will be able to maintain profitably in the future. We incurred substantial start-up expenses associated with our organization and our initial public offering. At March 31, 2007, we had an accumulated deficit account of approximately $3.4 million, principally resulting from the organizational and pre-opening expenses that we have incurred in connection with the opening of the Bank. In addition, due to the extensive regulatory oversight to which we will be subject, we expect to incur significant administrative costs. Our success will depend, in large part, on our ability to address the problems, expenses and delays frequently associated with new financial institutions and the ability to attract and retain deposits and customers for our services. If we are ultimately unsuccessful, you may lose part or all of the value of your investment.

  Failure to implement our business strategies may adversely affect our financial performance.

We have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which, in turn, could have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, we cannot assure you that our strategies will have the favorable impact that we anticipate. Furthermore, while we believe that our business plan is reasonable and that our strategies will enable us to execute our business plan, we have no control over the future occurrence of certain events upon which our business plan and strategies are based, particularly general and local economic conditions that may affect the Bank’s loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses.

  Departures of our key personnel or directors may impair our operations.

Our success depends in large part on the services and efforts of our key personnel and on our ability to attract, motivate and retain highly qualified employees. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.

In particular, we believe that retaining Patrick Adams, our President and Chief Executive Officer, Steven M. Jones, our Executive Vice President and the Bank’s Executive Vice President and Chief Lending Officer, and Charles Holmes, our Chief Trust Officer, are important to our success. If any of these persons leaves his or her position with the Bank for any reason, our financial condition and results of operations may suffer.

If the services of any of our key personnel should become unavailable for any reason or if the regulatory agencies should require the employment of additional persons to fill positions at the bank, the Bank would be required to employ other persons to manage and operate the Bank, and we cannot assure you that the Bank would be able to employ qualified persons on terms acceptable to the Bank.

Additionally, our directors’ involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our banking business may suffer.

  The success of our trust services is uncertain.

Since August 2006, we have been offering traditional fiduciary services such as serving as executor, trustee, agent, administrator or custodian for individuals, non profit organizations, employee benefit plans and organizations. The Bank received regulatory approval from the Office of the Comptroller of the Currency to establish trust powers in February 2006. As of March 31, 2007, the Bank had approximately $921 million in trust assets under management. To date, most of the growth in our assets under management relates to a registered investment advisor who has advised its clients of the existence of our trust services. We have neither compensated the registered investment advisor in any way for making its clients aware of our trust services nor do we have any other relationship with the registered investment advisor. We can make no assurances that we will be able to successfully manage this growth. We do not believe that we will continue the current pace of growth in our assets under management. In addition, we are subject to regulatory supervision with respect to this trust services that may restrain our growth and profitability.

  We have a loan concentration related to the acquisition and financing of dental practices.

Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions. At March 31, 2007, our commercial loan portfolio included $39.1 million of loans, approximately 39.7% of our total funded loans, to fund the purchase of dental practices. We believe that these loans are well secured to credit worthy borrowers and are diversified geographically. However, to the extent that there is a decline in the dental practice in general, we may incur significant losses in our loan portfolio as a result of this concentration.

  We face intense competition from a variety of competitors.

The banking business in our target banking market of selected parts of Dallas, Collin and Tarrant Counties and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. In addition the competition from national lenders for the dental industry is intense. If this competition forces us to offer aggressive loan and deposit rates or otherwise incur higher funding costs, our profitability will be diminished.

Many of our competitors are larger than we are and have greater financial and personnel resources. Many of our competitors have established customer bases and offer services, such as extensive and established branch networks, that we do not currently provide. Also, some competitors are not subject to the same degree of regulation as the Bank is and thus may have a competitive advantage over the Bank.

We believe that the Bank will be a successful competitor in the area’s financial services market. However, we cannot assure you that the Bank will be able to compete successfully with other financial institutions serving our target banking market. An inability to compete effectively could be expected to have a material adverse effect on the Bank’s growth and profitability.

  We compete in an industry that continually experiences technological change, and we may not be able to compete effectively with other banking institutions with greater resources.

In order to compete effectively with competitors that have significantly more resources, we will need to maintain an infrastructure capable of implementing our business objectives as a community bank to provide a superior level and quality of services. Our infrastructure needs to be flexible and adapt to technological changes; however, we do not have the same level of resources as some of our competitors. We have a limited number of software and hardware suppliers. Furthermore, because we have been in operation for a short time, we have very little experience with local software and hardware suppliers or other vendors that might provide us with technology infrastructure support. In addition, we will need to update our infrastructure continually and hire additional personnel to accommodate increases in the number of customers. Any inability to develop and maintain the appropriate infrastructure may cause unanticipated service disruptions, slower response times, reduced levels of customer service, impaired quality, or delays in reporting accurate financial information. We cannot assure you that we will be able to project accurately the rate or timing of increases, if any, in the subscriptions to services or upgrade and expand our systems in a timely manner or to integrate any newly developed systems smoothly. Our inability to do so could have a material adverse effect on our ability to compete effectively in our market and also on our business, financial condition, and results of operations.

  Our legal lending limits may impair our ability to attract borrowers.

The Bank’s current legally mandated lending limits are lower than those of many of our competitors because we have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to establish relationships with larger businesses in our area.

  An economic downturn, especially one affecting our primary service area, may have an adverse effect on our financial performance.

Our success depends on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of our larger competitors, the majority of our borrowers and depositors are individuals and businesses located or doing business in our local banking market. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in our local banking market could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for the Bank.

  Monetary policy and other economic factors could adversely affect the Bank’s profitability.

Changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the ability of the Bank and other banks to attract deposits. The foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect the ability of the Bank to maintain an interest margin sufficient to result in operating profits.

  We could be negatively affected by changes in interest rates.

The Bank’s profitability (and, therefore, our profitability) depends, among other things, on its net interest income, which is the difference between the income that the Bank earns on its interest-earning assets, such as loans, and the expenses that the Bank incurs in connection with its interest-bearing liabilities, such as checking or savings deposits or certificates of deposit. Changes in the general level of interest rates and other economic factors can affect the Bank’s net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities.

Changes in the general level of interest rates also affect, among other things, the Bank’s ability to originate loans, the value of interest-earning assets and the Bank’s ability to realize gains from the sale of such assets, the average life of interest-earning assets and the Bank’s ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond the Bank’s control. Because fluctuations in interest rates are not predictable or controllable, we cannot assure you that the Bank will maintain a positive net interest income.

  Our ability to pay dividends is limited.

We currently have no material source of income other than dividends that we receive from the Bank. Therefore, our ability to pay dividends to our shareholders depends on the Bank’s ability to pay dividends to us. The board of directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank in the foreseeable future. In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends.

  We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

Banking organizations such as the Company and the Bank are subject to extensive federal and state regulation and supervision. Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes. We cannot assure you that any change in the regulatory structure or the applicable statutes and regulations will not materially and adversely affect the business, condition or operations of the Company or the Bank or benefit competing entities that are not subject to the same regulations and supervision.

  We may not be able to raise additional capital on terms favorable to us.

In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest.

  Our directors and executive officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

As of April 30, 2007, our directors and executive officers beneficially owned 261,582 shares of our common stock, which represents approximately 15.5% of our issued and outstanding common stock. This amount of ownership has been calculated excluding shares issuable to them pursuant to warrants issued to our directors and stock options issued to our executive officers pursuant to certain employment agreements. Although the employee stock options are subject to vesting, upon exercise of all of the employee stock options, whether or not exercisable within sixty days, granted to our executive officers, together with the exercise of warrants held by our directors, our directors and executive officers would own shares representing as much as 20.2% of our outstanding common stock.

Due to their significant ownership interests, our directors and executive officers are able to exercise significant control over the management and affairs of the Company and the Bank. For example, our directors and executive officers may be able to significantly influence the outcome of director elections, certain transactions, such as a merger or acquisition, or any other matters that might otherwise require approval by the shareholders.

  If we are unable to maintain a current prospectus relating to the common stock underlying our warrants or if that common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, our warrants may have little or no value and the market for our warrants may be limited.

If we are unable to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, our warrants may not be exercisable in compliance with applicable securities laws before they expire. We will be unable to allow exercise of a warrant for common stock in compliance with applicable federal and state securities laws unless a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. We expect to maintain a current prospectus relating to the common stock issuable upon exercise of our warrants until the expiration of our warrants. However, we cannot assure you that we will be able to do so. In addition, we registered the sale of our securities, including the issuance of shares of common stock upon exercise of the warrants, in California and New York, and we believe that we have an exemption from registration available to our shareholders as of May 31, 2007 in Arkansas, Connecticut, Florida, Georgia, Illinois, Kansas, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, Oklahoma, Pennsylvania, Texas, Virginia and Wyoming. If you are a resident of any state other than the above referenced states, and there is no available exemption from the registration requirement of the state in which you reside, we may not be able to issue to you shares of common stock upon the exercise of your warrants in compliance with applicable law.

  Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might have an adverse effect on the market price of the common stock.

Outstanding warrants to purchase an aggregate of 334,612 shares of common stock exercisable at a price of $12.50 per share are exercisable any time until November 2, 2007 and outstanding warrants to purchase an aggregate of 96,750 shares of common stock exercisable at a price of $10.00 per share are exercisable any time until November 2, 2014. To the extent warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares.

  USE OF PROCEEDS

The amount of the proceeds we will receive from the shares covered by this prospectus depends on the number of warrants covered by this prospectus that are exercised. If all of the warrants are exercised, our gross proceeds from the sale of the shares of common stock pursuant to the exercise of the warrants will be $4,500,000. We estimate that our expenses incurred in connection with this offering will be approximately $32,500. We plan to account for these estimated expenses as operating expenses of the business and will pay such costs with our operating cash flow. See “Plan of Distribution,” below. We intend to use the net proceeds for working capital or for other general corporate purposes.

  DETERMINATION OF OFFERING PRICE

The offering price for the shares covered by this prospectus is the exercise price of the warrants, which was determined at the time the warrants were issued in connection with our initial public offering. The exercise price of 334,612 of the warrants that were issued to our initial shareholders in our initial public offering was $12.50 per share, and the exercise price of 96,750 of the warrants that were issued to our organizers in our initial public offering was $10.00 per share.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon regulatory requirements, and our results of operations, financial condition, and capital requirements, among other factors. We currently have no material source of income other than dividends that we receive from the Bank. Therefore, our ability to pay dividends to our shareholders depends on the Bank’s ability to pay dividends to us. The Board of Directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank in the foreseeable future.

In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends. Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Board of Governors of the Federal Reserve System has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality, and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital. As a Texas corporation, we are restricted under the Texas Business Corporation Act from paying dividends under certain conditions. Under Texas law, we cannot pay dividends to shareholders if the dividends exceed our surplus or if after giving effect to the dividends, we would be insolvent.

  PLAN OF DISTRIBUTION

The securities covered by this prospectus will be distributed solely to existing warrantholders upon exercise of their warrants. The warrants that were issued to our initial shareholders at an exercise price of $12.50 per share are immediately exercisable and will expire on November 2, 2007. The warrants that were issued to our organizers at an exercise price of $10.00 per share are immediately exercisable and will expire on November 2, 2014. The shares of common stock issued upon exercise of the warrants will be freely tradable, except that sales by warrantholders who are our affiliates will be subject to Rule 144 as promulgated under the Securities Act.

We do not know if or when the warrants will be exercised. We also do not know whether any of the shares acquired upon exercise will be sold.

  INDEMNIFICATION

Our articles of incorporation provide generally that we shall indemnify and hold harmless each of our directors and executive offices and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. For example, we will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from

•	an administrative proceeding in which civil money penalties are imposed by an appropriate regulatory agency; or

•
other matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, to the extent that indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Hunton & Williams LLP, Dallas, Texas.

  EXPERTS

Our audited financial statements as of December 31, 2006 and 2005, included in this prospectus have been incorporated in reliance on the report of Weaver and Tidwell, L.L.P., independent registered public accounting firm, incorporated by reference herein, given on the authority of that firm as experts in accounting and auditing.

  PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale and distribution of the securities registered hereby. All amounts other than the SEC registration fee are estimated.

SEC Registration Fee	$0
Accounting Fees and Expenses	7,500
Legal Fees and Expenses	20,000
Printing Fees and Expenses	5,000
Miscellaneous	0
Total	$32,500

  Item 15. Indemnification of Directors and Officers.

Consistent with the applicable provisions of the laws of Texas, the registrant’s articles of incorporation provide generally that the registrant shall indemnify and hold harmless each of its directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. However, the registrant will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from an administrative proceeding in which civil money penalties are imposed by an appropriate regulatory agency or other matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, the registrant’s articles of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the registrant and to the shareholders of the registrant for breach of a duty as a director. There is no release of liability for (1) a breach of a director’s duty of loyalty to the registrant or its shareholders, (2) an act or omission not in good faith that constitutes a breach of the duty of the director to the registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided for by statute. The articles of incorporation also contain a provision that, in the event that Texas law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the registrant will be eliminated or limited to the fullest extent permitted by law. The articles of incorporation do not eliminate or limit the right of the registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

  Item 16. Exhibits and Financial Statements Schedules

4.1	Specimen Common Stock Certificate *

4.2	Specimen Warrant Certificate *

4.3	Form of First Metroplex Capital, Inc. Organizers’ Warrant Agreement *

4.2	Form of First Metroplex Capital, Inc. Shareholders’ Warrant Agreement*

5.1	Legal opinion of Hunton & Williams LLP dated June 11, 2007

23.1	Consent of Weaver & Tidwell, L.L.P., dated June 6, 2007

23.2	Consent of Hunton & Williams LLP (contained in Exhibit 5.1)

24.1	Power of attorney (appears on the signature pages to the Registration Statement on Form SB-2)*

* Previously filed as an exhibit to the registration statement on Form SB-2 (SEC File No. 333-111153) filed December 12, 2003.

  Item 17. Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) of this section do not apply if the information required to be included in a post-effect amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Addison, State of Texas, on June 11, 2007.

FIRST METROPLEX CAPITAL, INC.

By:	/s/ Patrick G. Adams
Patrick G. Adams
President and Chief Executive Officer

/s/ Patrick G. Adams Patrick G. Adams	Director and Principal Executive Officer	June 11, 2007

* Stanley E. Allred	Director	June 11, 2007

* Dan Basso	Director	June 11, 2007

* Frankie Basso	Director	June 11, 2007

* David Carstens	Director	June 11, 2007

* Ron Denheyer	Director	June 11, 2007

* Mark Foglietta	Director	June 11, 2007

* Sue Higgs (2)	Principal Financial and Accounting Officer	June 11, 2007

* Hunter Hunt	Director	June 11, 2007

* Steven Jones	Director	June 11, 2007

* Eric Langford	Director	June 11, 2007

* Steven M. Lugar, CFP	Director	June 11, 2007

* Charles M. Mapes, III	Director	June 11, 2007

* Thomas McDougal, DDS	Director	June 11, 2007

* Daniel Meyer	Director	June 11, 2007

* Cyvia Noble	Director	June 11, 2007

* Anthony Pusateri	Director	June 11, 2007

* James Rose	Director	June 11, 2007

*By: /s/ Patrick G. Adams
Patrick G. Adams, as attorney-in-fact